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                                                                      Exhibit 99


Contact:      Kenneth Julian (Media)                    Eugene Truett (Analysts)
              (717) 730-3683                            (717) 975-5677
              kjulian@harsco.com                        etruett@harsco.com

FOR IMMEDIATE RELEASE

                     HARSCO MOVES TO ACQUIRE SGB GROUP PLC,
                      ONE OF EUROPE'S LEADING PROVIDERS OF
                          ACCESS PRODUCTS AND SERVICES

         HARRISBURG, PA (May 16, 2000) . . . Harsco Corporation (NYSE: HSC) announced today that it has agreed with UK-based John Mowlem & Company plc that Mowlem will, subject to obtaining its stockholders' approval, sell to Harsco its entire holding in SGB Group plc, representing 51 percent of the outstanding shares. SGB is one of Europe's largest suppliers of scaffolding, forming and related access products and services. Harsco said it will launch a tender offer to acquire all of the issued shares of SGB.

         The total transaction would value SGB at (pound)188 million (approximately $283 million) for 100 percent of the outstanding shares, or (pound)2.50 (approximately $3.76) per share, plus the assumption of certain SGB indebtedness, for a total consideration of (pound)222 million (approximately $334 million). For the year ended 31 December 1999, SGB recorded sales of (pound)283 million (approximately $426 million).

         The proposed acquisition would be the largest in Harsco's history, and will significantly advance Harsco's strategic growth in its services-related businesses. Following the transaction, Harsco expects that services-related revenues will account for approximately 60 percent of the company's total revenues on a pro-forma basis.

         Harsco plans to finance the acquisition through a bridge loan provided by The Chase Manhattan Bank. Harsco plans to replace these borrowings with funds from a forthcoming debt issue. Pending acceptance by at least 90 percent of SGB's outstanding shares as well as certain other conditions and regulatory approvals, the transaction is expected to close in the third quarter of 2000 and be immediately accretive to Harsco's earnings.

         SGB is the UK market leader in construction scaffolding and forming equipment and services. The company operates from a 68-branch network in the UK and has offices in 125 locations in 20 countries worldwide, including Europe, North America, the Middle East, and the Asia Pacific region. SGB currently employs approximately 4,000 people.

         Commenting on the announcement, Harsco Chairman and CEO Derek C. Hathaway said, "Having reached agreement with Mowlem, SGB's majority shareholder, we are hopeful that the Board of SGB will recommend what we consider to be a fair offer for the business, and one which we believe is in the interests of both shareholders and employees. A

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combination of our existing Patent Construction Systems business, a North
American market leader in access equipment and services, with SGB, represents an opportunity to bring together two of the world's foremost organizations in this industry, each of which holds a significant position in their respective geographical markets. The resulting entity would be capable of serving major customers on a global basis."

         Harsco Corporation has scheduled a conference call for Tuesday, May 16 at 10:00 a.m. ET to discuss this new initiative and respond to questions from the investment community. Interested parties may call in to 888-243-1681 if dialing within North America, or 212-993-0201 from outside North America. The conference call will also be broadcast live through Harsco Corporation's web site, at www.harsco.com, and will subsequently be available for rebroadcast following the call. Additionally, the conference call will be recorded and available for rebroadcast by telephone from May 16 through May 23. Persons interested in listening to the rebroadcast by telephone should call 800-633-8284 or 858-812-6440 and enter reservation number 15248248.

         Harsco Corporation is a $1.7 billion multinational provider of services and products serving strategic worldwide markets from more than 300 locations in over 30 countries. Additional information about Harsco can be found at www.harsco.com, or by fax at 800-758-5804, extension 396725.

         Harsco notes that forward-looking statements in this announcement involve risks and uncertainties. Actual results could differ materially from the expectations or assumptions expressed or implied herein. Factors which could affect actual results include changes in the worldwide business environment in which the Company operates; changes in governmental laws and regulations, including taxes; market and competitive changes, particularly in the steel producing, industrial gas, and infrastructure industries which the Company serves; and other factors listed from time to time in the Company's SEC reports. The Company does not intend to update this information and disclaims any legal liability to the contrary.

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